Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-269152 and 333-277702) and Form S-8 (Nos. 333-261604, 333-275472 and 333-283004) of Crescent Energy Company of our reports dated February 24, 2025, relating to the consolidated financial statements of Vital Energy, Inc. and the effectiveness of internal control over financial reporting of Vital Energy, Inc., included in Vital Energy Inc.’s Annual Report (Form 10-K) as of and for the year ended December 31, 2024 incorporated by reference in this Current Report on Form 8-K of Crescent Energy Company.
/s/ Ernst & Young, LLP
Tulsa, Oklahoma
December 15, 2025